ERNST & YOUNG LLP
725 South Figueroa Street
Los Angeles, CA 90017-5418
214-977-3299


               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS


We consent to the reference to our firm under the captions "Financial Highlights" and "General Information" in Post-Effective Amendment No. 107 under the Securities Act of 1933 and Amendment No. 109 under the Investment Company Act of 1940 to the Registration Statement (Form N-1A, No. 33-12213) and related Prospectus and Statement of Additional Information of Professionally Managed Portfolios and to the incorporation by reference therein of our report dated July 31, 2000, with respect to the financial statements and financial highlights of US Global Leaders Growth Fund, included in the Annual Report for the year ended June 30, 2000, filed with the Securities and Exchange Commission.


                                        /s/ Ernst & Young LLP


Los Angeles, California
October 18, 2000